Exhibit 99.1

STRYKER REPORTS THIRD QUARTER 2017 RESULTS
Kalamazoo, Michigan - October 26, 2017 - Stryker Corporation (NYSE:SYK) reported operating results for the third quarter of 2017:
Third Quarter Highlights
Net sales grew 6.1% to $3.0 billion (5.8% constant currency)

Orthopaedics	5.1%	or	4.8%	constant currency
MedSurg	6.7%	or	6.2%	constant currency
Neurotechnology and Spine	6.9%	or	7.0%	constant currency
Reported net earnings per diluted share increased 21.3% to $1.14
Adjusted net earnings per diluted share(1) increased 9.4% to $1.52
"We delivered strong growth despite headwinds related to Sage products and hurricanes, which is reflected in our revised sales and earnings outlook," said Kevin A. Lobo, Chairman and Chief Executive Officer. "Our teams continue to execute well, and we are also pleased to have closed on the NOVADAQ acquisition in the quarter."

Sales Analysis
Consolidated net sales of $3.0 billion increased 6.1% in the quarter as reported and 5.8% in constant currency, as foreign currency exchange rates positively impacted net sales by 0.3%. Excluding the 0.3% impact of acquisitions, net sales in the quarter increased 5.5% in constant currency including 6.5% from increased unit volume (including negative impacts of 1.8% related to Sage product recalls and temporary ship holds and 0.6% related to hurricanes) partially offset by 1.0% due to lower prices.
Orthopaedics net sales of $1.1 billion increased 5.1% in the quarter as reported and 4.8% in constant currency, as foreign currency exchange rates positively impacted net sales by 0.3%. Excluding the 0.3% impact of acquisitions, net sales in the quarter increased 4.5% in constant currency, including 6.5% from increased unit volume (including negative impacts of 0.4% related to hurricanes) partially offset by 2.0% due to lower prices.
MedSurg net sales of $1.3 billion increased 6.7% in the quarter as reported and 6.2% in constant currency, as foreign currency exchange rates positively impacted net sales by 0.5%. Excluding the 0.6% impact of acquisitions, net sales in the quarter increased 5.6% in constant currency, including 5.6% increased unit volume (including negative impacts of 4.6% related to Sage product recalls and ship holds and 0.8% related to hurricanes). The impact of acquisitions is primarily attributed to NOVADAQ Technologies Inc. (NOVADAQ), the previously announced acquisition that was completed during the quarter. NOVADAQ is now part of Endoscopy.
Neurotechnology and Spine net sales of $0.5 billion increased 6.9% in the quarter as reported and 7.0% in constant currency, as foreign currency exchange rates negatively impacted net sales by 0.1%. Net sales in the quarter increased 8.1% from increased unit volume (including negative impacts of 0.5% related to hurricanes) partially offset by 1.1% due to lower prices.
Earnings Analysis
Reported net earnings of $434 million increased 22.3% in the quarter. Reported net earnings per diluted share of $1.14 increased 21.3% in the quarter. Reported net earnings includes certain charges for the amortization of purchased intangible assets, product recalls, restructuring-related activities, and acquisition and integration related activities. The effect of each of these matters on reported net earnings and net earnings per diluted share appears in the reconciliation of actual results to adjusted results below. Excluding the impact of these items increases gross profit margin in the quarter from 65.9% to 66.0% and increases operating income margin from 17.4% to 24.2%. Excluding the impact of the items described above, adjusted net earnings(2) of $578 million increased 9.9% in the quarter. Adjusted net earnings per diluted share(1) of $1.52 increased 9.4% in the quarter.
During the quarter, we initiated a voluntary product recall involving specific lots of our Sage Products (Sage) Oral Care products. We took this action in response to a Warning Letter received from the U.S. Food and Drug Administration (FDA) dated July 17, 2017, which set forth concerns regarding the potential for cross-contamination of Oral Care solutions manufactured by a third party supplier on equipment also used to manufacture non-pharmaceutical products.  We discontinued business with the third-party supplier and the Oral Care solutions are now being manufactured in-house by Sage. We resumed shipping Oral Care products in October and continue to anticipate a return to full supply capacity by year-end.
We also placed Sage cloth-based products on a temporary ship hold during the quarter in response to concerns set forth in the FDA Warning Letter regarding testing methods used for all Sage products containing solutions.  We resumed shipping products manufactured by Sage and tested under the testing method required by FDA in September and continue to anticipate a return to full supply capacity by year-end.
These matters, along with recent hurricanes and the NOVADAQ acquisition, had a negative impact on adjusted net earnings per diluted share in the quarter of approximately $0.05.
2017 Outlook
Based on our year-to-date performance, we now expect 2017 organic net sales growth to be in the range of 6.5% to 7.0% and expect adjusted net earnings per diluted share(3) to be in the range of $6.45 to $6.50. For the fourth quarter we expect adjusted net earnings per diluted share to be in the range of $1.92 to $1.97. If foreign currency exchange rates hold near current levels, we expect net sales in the fourth quarter will be impacted positively by approximately 1.0%, the full year to be nominally impacted and adjusted net earnings per diluted share to be negatively impacted by approximately $0.02 in the fourth quarter and $0.10 in the full year.

(1) A reconciliation of reported net earnings per diluted share to adjusted net earnings per diluted share, a non-GAAP financial measure, and other important information appears below.
(2) A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information appears below.
(3) A reconciliation of expected net earnings per diluted share to expected adjusted net earnings per diluted share for the fourth quarter and full year and other important information appears below.

Conference Call on Thursday, October 26, 2017
As previously announced, the Company will host a conference call on Thursday, October 26, 2017 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended September 30, 2017 and provide an operational update.
To participate in the conference call dial (844) 826-0610 (domestic) or (973) 453-3249 (international) and be prepared to provide conference ID number 77238428 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on the Investor Relations page of this site.
A recording of the call will also be available from 8:00 p.m., Eastern Time, on Thursday, October 26, 2017, until 11:59 p.m., Eastern Time, on Thursday, November 2, 2017. To hear this recording you may dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter conference ID number 77238428.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities laws that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and, together with its customers, is driven to make healthcare better. The Company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.
For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com
For media inquiries please contact:
Yin Becker, Stryker Corporation, 269-385-2600 or yin.becker@stryker.com

STRYKER CORPORATION For the Three and Nine Months September 30 (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS
	Three Months			Nine Months
	2017	2016	% Change	2017	2016	% Change
Net sales	$3,006	$2,833	6.1%	$8,973	$8,168	9.9%
Cost of sales	1,024	960	6.7	3,039	2,759	10.1
Gross profit	$1,982	$1,873	5.8%	$5,934	$5,409	9.7%
% of sales	65.9%	66.1%		66.1%	66.2%
Research, development and engineering expenses	198	184	7.6	582	526	10.6
Selling, general and administrative expenses	1,103	1,057	4.4	3,335	3,044	9.6
Recall charges	66	57	15.8	164	104	57.7
Amortization of intangible assets	92	89	3.4	275	230	19.6
Total operating expenses	$1,459	$1,387	5.2%	$4,356	$3,904	11.6%
Operating income	$523	$486	7.6%	$1,578	$1,505	4.9%
% of sales	17.4%	17.2%		17.6%	18.4%
Other income (expense), net	(52)	(67)	(22.4)	(164)	(172)	(4.7)
Earnings before income taxes	$471	$419	12.4%	$1,414	$1,333	6.1%
Income taxes	37	64	(42.2)	145	196	(26.0)
Net earnings	$434	$355	22.3%	$1,269	$1,137	11.6%
Net earnings per share of common stock:
Basic	$1.16	$0.95	22.1%	$3.39	$3.04	11.5%
Diluted	$1.14	$0.94	21.3%	$3.34	$3.01	11.0%
Weighted-average shares outstanding - in millions:
Basic	374.2	374.4		373.8	373.9
Diluted	380.2	379.0		379.8	378.3
CONDENSED BALANCE SHEETS

	September	December
	2017	2016
Assets
Cash and cash equivalents	$2,592	$3,316
Marketable securities	97	68
Accounts receivable, net	1,965	1,967
Inventories	2,454	2,030
Other current assets	602	480
Total current assets	$7,710	$7,861
Property, plant and equipment, net	1,852	1,569
Goodwill and other intangibles, net	10,496	9,864
Other noncurrent assets	1,427	1,141
Total assets	$21,485	$20,435
Liabilities and shareholders' equity
Current liabilities	$3,021	$2,554
Accrued recall expenses	237	594
Other noncurrent liabilities	1,209	1,051
Long-term debt, excluding current maturities	6,593	6,686
Shareholders' equity	10,425	9,550
Total liabilities and shareholders' equity	$21,485	$20,435
CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months
	2017	2016
Operating activities
Net earnings	$1,269	$1,137
Depreciation	198	165
Amortization of intangible assets	275	230
Changes in operating assets and liabilities and other, net	(862)	(275)
Net cash provided by operating activities	$880	$1,257
Investing activities
Acquisitions, net of cash acquired	$(712)	$(4,296)
Change in marketable securities, net	(29)	633
Purchases of property, plant and equipment	(412)	(347)
Other investing, net	—	(4)
Net cash used in investing activities	$(1,153)	$(4,014)
Financing activities
Borrowings/repayments of debt, net	$300	$2,818
Dividends paid	(477)	(426)
Repurchases of common stock	(230)	(13)
Other financing	(115)	(69)
Net cash (used in) provided by financing activities	$(522)	$2,310
Effect of exchange rate changes on cash and cash equivalents	71	21
Change in cash and cash equivalents	$(724)	$(426)

STRYKER CORPORATION For the Three and Nine Months September 30 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Three Months				Nine Months
			Percentage Change				Percentage Change
	2017	2016	As Reported	Constant Currency	2017	2016	As Reported	Constant Currency
Geographic:
United States	$2,182	$2,059	6.0%	6.0%	$6,546	$5,930	10.4%	10.4%
International	824	774	6.4	5.4	2,427	2,238	8.5	9.6
Total	$3,006	$2,833	6.1%	5.8%	$8,973	$8,168	9.9%	10.2%
Segment:
Orthopaedics	$1,132	$1,077	5.1%	4.8%	$3,408	$3,216	6.0%	6.4%
MedSurg	1,336	1,253	6.7	6.2	3,977	3,469	14.7	14.9
Neurotechnology and Spine	538	503	6.9	7.0	1,588	1,483	7.0	7.5
Total	$3,006	$2,833	6.1%	5.8%	$8,973	$8,168	9.9%	10.2%
SUPPLEMENTAL SALES GROWTH ANALYSIS

	Three Months
			Percentage Change
					United States	International
	2017	2016	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Orthopaedics:
Knees	$369	$354	4.2%	3.9%	4.3%	4.0%	2.6%
Hips	313	310	1.0	0.9	0.2	2.2	1.9
Trauma and Extremities	367	343	7.4	6.9	11.2	1.0	(0.2)
Other	83	70	16.3	15.9	20.4	0.7	(1.0)
Total Orthopaedics	$1,132	$1,077	5.1%	4.8%	6.5%	2.2%	1.2%
MedSurg:
Instruments	$404	$380	6.3%	6.1%	6.4%	6.1%	4.8%
Endoscopy	404	364	10.9	10.4	13.8	1.7	(0.4)
Medical	464	450	3.4	2.8	(1.0)	21.5	18.5
Sustainability	64	59	7.3	7.3	7.1	57.3	53.0
Total MedSurg	$1,336	$1,253	6.7%	6.2%	5.8%	9.9%	7.7%
Neurotechnology and Spine:
Neurotechnology	$353	$311	13.5%	13.7%	11.8%	16.6%	17.1%
Spine	185	192	(3.7)	(3.8)	(3.6)	(4.2)	(4.3)
Total Neurotechnology and Spine	$538	$503	6.9%	7.0%	5.3%	10.3%	10.7%
Total	$3,006	$2,833	6.1%	5.8%	6.0%	6.4%	5.4%

	Nine Months
			Percentage Change
					United States	International
	2017	2016	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Orthopaedics:
Knees	$1,149	$1,085	5.9%	6.2%	6.3%	5.0%	5.9%
Hips	955	949	0.6	1.3	1.5	(0.8)	1.0
Trauma and Extremities	1,070	998	7.3	7.7	10.9	1.4	2.5
Other	234	184	26.6	26.5	26.7	26.3	25.5
Total Orthopaedics	$3,408	$3,216	6.0%	6.4%	7.7%	2.5%	3.7%
MedSurg:
Instruments	$1,190	$1,122	6.1%	6.3%	6.1%	5.9%	6.9%
Endoscopy	1,183	1,049	12.8	12.8	14.6	6.6	6.7
Medical	1,413	1,122	26.0	26.4	22.8	38.8	40.9
Sustainability	191	176	8.3	8.3	8.2	37.2	36.4
Total MedSurg	$3,977	$3,469	14.7%	14.9%	14.2%	16.5%	17.4%
Neurotechnology and Spine:
Neurotechnology	$1,036	$924	12.0%	12.6%	10.6%	14.7%	16.1%
Spine	552	559	(1.2)	(0.9)	(0.9)	(2.3)	(0.8)
Total Neurotechnology and Spine	$1,588	$1,483	7.0%	7.5%	5.8%	9.7%	11.2%
Total	$8,973	$8,168	9.9%	10.2%	10.4%	8.5%	9.6%

NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; cost of sales excluding specified items; adjusted selling, general and administrative expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted net earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current and prior year results at the same foreign currency exchange rate. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current and prior year results at the same foreign currency exchange rate excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:

STRYKER CORPORATION
For the Three and Nine Months September 30
(Unaudited - Millions of Dollars, Except Per Share Amounts)
Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Three Months 2017	Gross Profit	Selling, General & Administrative Expenses	Amortization of Intangible Assets	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$1,982	$1,103	$92	$523	$434	7.9%	$1.14
Acquisition and integration related charges: (a)
Inventory stepped-up to fair value	2	—	—	2	2	—	0.01
Other acquisition and integration related	—	(9)	—	9	6	0.2	0.01
Amortization of purchased intangible assets	—	—	(92)	92	66	2.7	0.18
Restructuring-related charges (b)	1	(35)	—	36	27	0.7	0.07
Rejuvenate and other recall matters (c)	—	—	—	66	48	1.9	0.13
Legal matters (d)	—	—	—	—	(5)	1.2	(0.02)
Adjusted	$1,985	$1,059	$—	$728	$578	14.6%	$1.52

Three Months 2016	Gross Profit	Selling, General & Administrative Expenses	Amortization of Intangible Assets	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$1,873	$1,057	$89	$486	$355	15.2%	$0.94
Acquisition and integration related charges: (a)
Inventory stepped-up to fair value	2	—	—	2	1	0.2	—
Other acquisition and integration related	—	(47)	—	47	44	(1.2)	0.12
Amortization of purchased intangible assets	—	—	(89)	89	62	2.7	0.16
Restructuring-related charges (b)	2	(23)	—	25	20	0.1	0.05
Rejuvenate and other recall matters (c)	—	—	—	57	44	0.5	0.12
Adjusted	$1,877	$987	$—	$706	$526	17.5%	$1.39

Nine Months 2017	Gross Profit	Selling, General & Administrative Expenses	Amortization of Intangible Assets	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$5,934	$3,335	$275	$1,578	$1,269	10.3%	$3.34
Acquisition and integration related charges: (a)
Inventory stepped-up to fair value	2	—	—	2	2	—	0.01
Other acquisition and integration related	—	(27)	—	27	20	0.2	0.05
Amortization of purchased intangible assets	—	—	(275)	275	190	3.0	0.50
Restructuring-related charges (b)	12	(107)	—	119	95	0.4	0.25
Rejuvenate and other recall matters (c)	—	—	—	164	123	1.1	0.33
Legal matters (d)	—	(30)	—	30	20	0.4	0.05
Adjusted	$5,948	$3,171	$—	$2,195	$1,719	15.4%	$4.53

Nine Months 2016	Gross Profit	Selling, General & Administrative Expenses	Amortization of Intangible Assets	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$5,409	$3,044	$230	$1,505	$1,137	14.7%	$3.01
Acquisition and integration related charges: (a)
Inventory stepped-up to fair value	37	—	—	37	23	0.6	0.06
Other acquisition and integration related	—	(83)	—	83	69	—	0.19
Amortization of purchased intangible assets	—	—	(230)	230	160	2.2	0.42
Restructuring-related charges (b)	7	(60)	—	67	54	0.1	0.14
Rejuvenate and other recall matters (c)	—	—	—	104	83	0.1	0.22
Legal matters (d)	—	12	—	(12)	(7)	(0.2)	(0.02)
Adjusted	$5,453	$2,913	$—	$2,014	$1,519	17.5%	$4.02

(a)	Charges represent certain acquisition and integration related costs associated with acquisitions.
(b)	Charges represent the cost associated with certain restructuring-related charges associated with workforce reductions and other restructuring-related activities.
(c)	Charges represent changes in our best estimate of the minimum end of the range of probable loss to resolve the Rejuvenate recall and other recall matters.
(d)	Amount represents gains or losses associated with legal settlements.

STRYKER CORPORATION For the Three Months and Full Year December 31, 2017 Reconciliation of Expected Net Earnings Per Diluted Share to Expected Adjusted Net Earnings per Diluted Share
	Three Months		Full Year
	Low	High	Low	High
Expected - Reported	$1.66	$1.81	$5.00	$5.15
Acquisition and integration related charges	0.06	0.01	0.12	0.07
Amortization of purchased intangible assets	0.10	0.10	0.60	0.60
Restructuring-related charges	0.10	0.05	0.35	0.30
Rejuvenate and other recall matters	—	—	0.33	0.33
Legal matters	—	—	0.05	0.05
Expected - Adjusted	$1.92	$1.97	$6.45	$6.50